46
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[Jyra Research Inc. San Jose Letterhead]



                                               March 26, 1998



Socrates, Inc.
9301 Peppercorn Place
Largo, Maryland  20774


Distributorship Agreement


Sir or Madam:


This Letter Agreement will confirm the agreement between Jyra Research Inc. ("Jyra") and Socrates, Inc. ("you"), regarding the terms and conditions under which you will operate as a distributor of computer software of Jyra's line (the "Line"):

1.         Jyra's Representations.  Jyra represents to you that:

           (a) Jyra is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business at 2880 Zanker Road, Suite 203, San Jose, California 95134; and

           (b) Jyra is in the business of developing and licensing computer software of the Line throughout the United States of America.

2.         Your Representations.  You represent to Jyra that:

           (a) You are a corporation duly organized and existing under the laws of the State of Maryland, with your principal place of business at 9301 Peppercorn Place, Largo, Maryland 20774. At the same time as you are delivering this Letter Agreement, you are delivering to Jyra a current, true, and complete certificate of good standing certified by the Secretary of State of the State of Maryland;

           (b) You are competent to make all representations and to make and fulfill all promises which you make in this Letter Agreement; and

           (c) You are, and will remain for the term of this Letter Agreement, a wholly-owned subsidiary of MVSI, Inc. of Vienna, Virginia.

3.         Exclusive Distributorship.  During the term of this Letter
Agreement:

           (a) Jyra grants you the exclusive right to buy from Jyra, for resale into the "Territory," as that term is defined below, products (including parts and accessories for such products) of the Lines (the "Products");



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           (b) You will concentrate your service, promotion, and sales efforts within the following geographical area (the "Territory"), consisting of five subterritories (each, a "Subterritory"), as follows:

                (i) the "Baltimore Subterritory", which shall mean a circle having its center at the most central point in Baltimore, Maryland, and a radius of twenty-five (25) miles;

                (ii) the "Newport News Subterritory", which shall mean a circle having its center at the most central point in Newport News, Virginia, and a radius of twenty-five (25) miles;

                (iii) the "New York Subterritory", which shall mean a circle having its center at the World Trade Center in Manhattan and a radius of twenty-five (25) miles;

                (iv) the "Philadelphia Subterritory", which shall mean a circle having its center at Independence Hall and a radius of twenty-five (25) miles; and

                (v) the "Washington Subterritory", which shall mean a circle having its center at the Capitol Building and a radius of twenty-five (25) miles.


           (c) Jyra will not appoint another distributor located in or primarily responsible for the Territory or any Subterritory, but Jyra itself shall be permitted at all times to sell Products in the Territory and any Subterritory.

4. Prices, Discounts and Conditions of Sale. Jyra's current prices are as set forth in the Schedule of Current Prices and Available Discounts. Jyra reserves the right to change its prices at any time, but will not change such Available Discounts during the term of this Letter Agreement. Jyra's Standard Conditions of Sale to Distributors (the "Standard Conditions") in effect on the date of each order will govern your purchases of Products. You represent that you have read Jyra's presently effective Standard Conditions. You acknowledge and agree that Jyra's Standard Conditions govern numerous important terms, including, but not limited to, Jyra's warranty and disclaimers and limitations thereof.

5. Your Sales, Service, and Reporting Obligations. To Jyra's reasonable satisfaction, you will:

           (a) make purchases of the Products in amounts not less than the Minimum Purchases specified in the Minimum Purchases Rider attached to this Letter Agreement, and for Quarter 1 only, pay in full for all Products ninety
(90) days after delivery, provided, that any obligation on Jyra's part to continue making deliveries will be subject to the Standard Conditions; All purchases for subsequent quarters shall be paid in cleared funds not later than the 14th day of the calendar month following receipt of the relevant license fee or annual support charge from an End-User.



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           (b) make sales of the Products in amounts not less than the Minimum
Resales specified in the Minimum Resales Rider attached to this Letter Agreement, and maintain an adequate number of qualified sales personnel and engage in adequate promotion for that purpose;

           (c) refrain from making sales to resellers of the Products;

           (d) display and demonstrate reasonable quantities of Products;

           (e) operate a fully equipped first-rate demonstration facility devoted exclusively to the Products and no competitive goods whatsoever at a location within each Subterritory subject to the reasonable prior approval of Jyra;

           (f) provide (and pay the rent and charges for all reasonable tenant services for) an office of reasonable size and quality located within your offices in the Washington Subterritory to be occupied by a systems engineer to be selected and hired by Jyra to support your trainers and sales staff;

           (g) install and service Products in accordance with Jyra's instructions from time to time;

           (h) provide technical support to customers and prospective customers of the Products by phone from Monday through Friday, 8 a.m. through 5 p.m., taking no longer than sixty (60) minutes to return calls;

           (i) (for customers of the Products whose single purchase yields less than $500,000 to Jyra) provide next-day response on-site maintenance from Monday through Friday, 8 a.m. through 5 p.m.;

           (j) (for customers of the Products whose single purchase yields between $500,000 and $1 million to Jyra) provide four-hour response on-site maintenance from Monday through Friday, 8 a.m. through 5 p.m.;

           (k) (for customers of the Products whose single purchase yields more than $1 million to Jyra) provide four-hour response on-site maintenance every day, without exception, Monday through Sunday, twenty-four (24) hours per day;

           (l) provide direct training to customers for the Products out of your offices in Washington and New York and at the customer's site, reasonably depending upon the size of the business opportunity and the customer's convenience, and use your reasonable endeavors to persuade your customers to complete training courses in accordance with Jyra's minimum recommendations from time to time;

           (m) make the Products available to licensees in object code form only;

           (n) refrain from delivering possession of any copies of Products or Product documentation to any end-user unless accompanied by an end-user license, and use reasonable efforts to cause each end-user to deliver to Jyra an end-user license acknowledgement;



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           (o) supply the Products only to prospective end-users whom you reasonably believe are responsible and likely to comply with their obligations under an end-user license;

           (p) ensure that only the current versions of the Products supplied to you from time to time are delivered to end-users, and make any new or modified versions available to end-users promptly;

           (q) if you fail to provide adequate support services to end-users and Jyra chooses to provide such services on your behalf (after written notice from Jyra providing you with not less than forty-eight (48) hours' opportunity to cure), pay to Jyra on demand all reasonable costs and expenses incurred by Jyra as a result;

           (r) at Jyra's request from time to time, demonstrate your compliance with all Minimum Resale Requirements to Jyra's reasonable satisfaction. Not more often than once per contract year, Jyra may require you to provide (at your sole expense) a written certification to Jyra of the results of an audit performed by an independent certified public accountant subject to Jyra's prior written approval; and

           (s) compensate your sales personnel in connection with sales of all Products at a rate no less favorable than that applicable to equivalent sales of products produced by your most favored vendor.

6.         Jyra's Support Obligations.  Jyra will:

           (a) offer you its Intranet Services Monitor ("ISM") for six-month intervals at a monthly rental rate of $500 per customer per license;

           (b) provide you with funding to develop marketing and training capabilities in connection with the Products, including, but not limited to, trade show fees, case studies, and promotions, as follows: $5,000 upon execution of this Letter Agreement, and an additional $5,000 at the end of the first 90 days of this Letter Agreement (provided, however, that such amount shall not become payable if either this Letter Agreement is terminated pursuant to Paragraph or you fail to meet your Minimum Purchase or Minimum Resale obligations for such period (or both)); for each remaining quarter of the term, an amount equal to ten (10%) percent of goods which you have purchased and paid for in full in the immediately prior quarter;

           (c) provide you with the following in readily downloadable or reproducible electronic format:

                (i) product description brochures and white papers;

                (ii) user guides and system manuals; and

                (iii) training tools, including trouble shooting techniques;

           (d) cooperate with you in developing seminars and workshops on network management and the strategic benefits of the Products, provided, that you will assume primary responsibility and bear most of the expense of each such endeavor; and

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           (e) cooperate with you in placing booths that market the Products at regional conferences and trade shows, provided, that you will assume primary responsibility and bear most of the expense of each such endeavor.

7.         Training of Your Personnel.

           (a) During the first three (3) months of the term of this Letter Agreement, Jyra will provide three (3) training sessions for your personnel in the installation, implementation, and use of the Products, and will charge you nothing for such sessions;

           (b) Any additional training that your personnel may require will be provided by Jyra at its site in San Jose in accordance with its standard scale of charges in force from time to time. If, alternatively, you choose to have your personnel trained on-site, then you will bear all reasonable travel and lodging expenses to be incurred by Jyra personnel in connection with such sessions;

           (c) Except as expressly set forth in this Paragraph , each party will bear all travel and lodging expenses of its respective personnel in connection with training sessions.

8.         Term and Termination.

           (a) Subject to Paragraph 8.(b) and Paragraph 8.(d), this Letter Agreement will commence on March 1, 1998, and will expire one (1) years from that date;

           (b) Subject to Paragraph 8.(d), either you or Jyra may terminate this Letter Agreement for any reason or for no reason whatever on written notice to be provided to the other at any time between 90 and 120 days from March 1, 1998, such termination to be effective upon the giving of such notice. In the event of such termination, you will, at your own expense, return all Products to Jyra in exchange for a full refund of the purchase price actually paid therefor, exclusive of shipping and taxes;

           (c) Subject to Paragraph 8.(b) and Paragraph 8.(d), on condition that you make (and are paid for) Minimum Resales in excess of $1,300,000 during the first year of this Letter Agreement, then you will have the option to renew this Letter Agreement for one additional year, during which additional year your Minimum Resale Requirement shall be $7,500,000. Such option shall be exercisable upon written notice to Jyra not later than fifteen (15) days following the end of the first contract year;

           (d) Regardless of anything else in this Letter Agreement:

                (i) Jyra may terminate this Agreement at any time upon Jyra's giving you thirty (30) days' written notice in the event of your breach of any of the terms or conditions of this Agreement.






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                (ii) In the event that any of the following enumerated
occurrences (each, an "Occurrence") shall occur:

                     (A) You become (or Jyra reasonably expects you to become)
                         insolvent;

                     (B) There are instituted by or against you proceedings in
                         bankruptcy or under any insolvency law or law providing for reorganization, receivership or dissolution; or

                     (C) You make (or Jyra reasonably expects you to make) an
                         assignment for the benefit of creditors;

then the term of this Agreement will expire on the earliest of the following three (3) dates:

                     (X) the date on which this Agreement would expire under
                         Paragraph 8.(a), above;

                     (Y) the effective date of any termination by Jyra under
                         Paragraph 8. (d)(i) , above; or

                     (Z) the date occurring six months after the earliest
                         Occurrence.

           (e) Regardless of anything else in this Letter Agreement, after the expiration or earlier termination of this Letter Agreement, Jyra is hereby released from any obligation or liability to you. Jyra reserves the right not to renew this Letter Agreement and not to enter into any other agreement with you regarding your distributorship. Jyra will not be responsible for any loss which you may suffer because of the expiration, termination, or non-renewal of this Letter Agreement or your distributorship.


9. Effect of Expiration or Termination. Upon expiration or termination of this Letter Agreement:

           (a) all rights and obligations of the parties under this Letter Agreement shall automatically terminate except for such rights of action as shall have accrued prior to such termination and any obligations which expressly or by implication are intended to come into or continue in force on or after such termination;

           (b) you will immediately eliminate from all your literature, business stationery, publications, notices and advertisements all references to the title "Authorized Jyra Research Dealer" and all other representations of your appointment under this Letter Agreement;

           (c) you will, at your own expense immediately return to Jyra (or otherwise dispose of as Jyra may instruct) all promotional materials and other documents and papers whatsoever sent to you and relating to Jyra's business (other than correspondence between you and Jyra), all property of Jyra, and all copies of the Products in your possession or control;

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           (d) each end-user agreement then subsisting shall continue in effect and shall survive the termination of this Agreement.

10.        Warranty to Your Customers.

           (a)You will provide to each customer a copy of Jyra's warranty and limitation of liability provisions in the form furnished by Jyra together with each Product. You cannot and will not pretend to expand or change any such warranty or limitation of liability.

           (b)You will keep Jyra informed of any claims and complaints from customers concerning any Product.

11.        Trademarks.

           (b) Except as provided below, you will not use nor authorize anyone else to use Jyra's name or trademarks. Any use which you make of Jyra's name or trademarks will inure to Jyra's sole benefit, and you will accrue no rights in such name or trademarks. Under no circumstances shall you use any of Jyra's names or trademarks in your corporate or business name.

           (b) Jyra hereby grants you the non-exclusive, nontransferable, royalty-free right to use Jyra's trademarks JYRA and JYRA RESEARCH and all related logos, designs and presentations (altogether constituting the "Trademark") in the Territory in connection with your sale of Products under this Letter Agreement. In accordance with Jyra's instructions, you will display the symbols (tm),K, or (r) adjacent to the Trademark at all times.

12. Independent Contractor. You are in no way the legal representative, agent, or employee of Jyra, and you cannot bind Jyra to any obligation. You will conduct your business as an independent contractor.

13. Indemnity. You will indemnify and hold Jyra harmless against, and reimburse Jyra for, any loss, liability, damage (whether actual or consequential), or taxes, and all reasonable costs and expenses of defending any claim brought, or tax levied, against Jyra in any judicial, administrative, or arbitration proceeding in which Jyra is named as a party (including, but not limited to, reasonable accountants', attorneys', and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and reasonable travel and lodging expenses), which Jyra may suffer, sustain, or incur by reason of, arising from, or in connection with the operation of your business, except to the extent that any such claim arises out of an unlawful and intentional act or omission by Jyra, relates to the alleged infringement of another's trademark by your use of the Trademark pursuant to Jyra's authority, or is governed by the Standard Conditions in a manner directly contrary to the terms of this Paragraph .









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14.        Jyra's Security Interest in Your Rights.

           (a) Jyra hereby reserves, and you hereby irrevocably convey to Jyra, a valid, enforceable, and perfected security interest in any and all of your rights under this Agreement, including, but not limited to, any right which you may have to use the Trademark. This security interest constitutes additional collateral for your full and timely performance of all of your obligations under this Letter Agreement and under the Standard Conditions, as they may be in effect from time to time. The security interest reserved by and conveyed to Jyra pursuant to this Paragraph is in addition to and not exclusive of any other rights which Jyra may have under this Letter Agreement, under the Standard Conditions, or otherwise pursuant to law; and

           (b) You will execute and deliver to Jyra such recordable UCC-1 financing statements as may be requested by Jyra from time to time in form, substance, and number sufficient to perfect first-priority security interests reserved by Jyra in such jurisdictions as Jyra may from time to time deem appropriate

15. Allotment of Production. In the event of a shortage of Products resulting from any cause whatsoever, Jyra will endeavor to make Products available as ordered to meet your reasonable requirements, but reserves the right to allot its production as it deems best. You agree that any failure to supply Products from time to time in the event of any such shortage, or making only part shipment, or no shipment at all against any order, will not make Jyra liable or responsible to you to any extent.

16.        Choice of Law and Submission to Jurisdiction.
1.
           (a) The validity and interpretation of this Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts negotiated and entered into therein.

           (b) Jyra and you hereby irrevocably appoint each other their respective agents for submitting to the jurisdiction of any court located in the County of New York, New York in any action arising out of any alleged breach of this Letter Agreement or in any way connected with the subject matter of, or performance of either party under, this Letter Agreement. Jyra and you hereby irrevocably agree that any such action will be brought only in such a court and no other.

17.        General.

           (a)This Letter Agreement supersedes all prior communications and agreements, and will be deemed to be complete and will not in any way be modified or waived except by agreement in writing by a duly authorized representative of Jyra. A waiver by either party of any of the terms and conditions of this Letter Agreement at any time or from time to time will apply only to the particular instance or instances in which such waiver occurs, and will not affect or impair in any way the further continuance in force of such terms, conditions, or the right of either party to avail itself of such terms or conditions in the event of any subsequent breaches.



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           (b) Paragraph headings are for purposes of convenience only and are not intended to form a part of nor to be used for purposes of interpretation of the text of this Letter Agreement.

           (c) Notices under this Letter Agreement must be mailed prepaid by "certified mail, return receipt requested" or sent by receipted fax transmission to the addresses shown above for the respective parties. However, bulletins or other such information published by Jyra from time to time need not be sent in such manner.

           (d) If any provision of this Letter Agreement is for any reason held invalid or unenforceable, such invalidity or unenforceability will not affect any other provision or portion of this Letter Agreement. This Letter Agreement will be construed as if it had never contained the invalid or unenforceable provision or portion.

           (e)The remedies expressly provided for in this Letter Agreement are in addition to any other remedies which Jyra may have under the Uniform Commercial Code or other applicable law.

           (f) This Letter Agreement will not be effective until duly executed by an officer of Jyra at its principal office.

           (g) Any assignment of any rights under this Letter Agreement without prior written consent of Jyra by its duly authorized representative will be void.

      If you are in agreement with the above, please sign and return the enclosed photocopy of this Letter Agreement on or before March 25, 1998, and this Letter Agreement will become our entire understanding.


                                       Very truly yours,

                                       JYRA RESEARCH INC.



                                       by: /s/ Nigel Williams
                                       Name:   Nigel Williams
                                       Office:

READ AND AGREED:


SOCRATES, INC.


by:    /s/ James Abadian
Name:      James Abadian
Office:




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Minimum Purchases Rider

This Minimum Purchases Rider forms a part of, and is Subject to, the terms and conditions set forth in the Letter Agreement between Jyra Research Inc. and Socrates, Inc.
Dated April 15, 1998.

Commencement of Period            Close of Period          Minimum Purchases

March 1, 1998                     May 31, 1998             $100,000
June 1, 1998                      August 31, 1998          $50,000
September 1, 1998                 November 30, 1998        $100,000
December 1, 1998                  February 28, 1999        $100,000










































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Minimum Resales Rider

This Minimum Resales Rider forms a part of, and is Subject to, the terms and conditions set forth in the
 Letter Agreement between Jyra Research Inc. and Socrates, Inc.
Dated April 15, 1998.

Commencement of Period            Close of Period          Minimum Resales

March 1, 1998                     May 31, 1998             $100,000
June 1, 1998                      August 31, 1998          $150,000
September 1, 1998                 November 30, 1998        $350,000
December 1, 1998                  February 28, 1999        $700,000










































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Schedule of Current Prices and Available Discounts

This Schedule of Current Prices and Available Discounts forms a part of, and is Subject to, the terms and conditions set forth in the
 Letter Agreement between Jyra Research Inc. and Socrates, Inc.
Dated April 15, 1998.


Current Software Prices (List):

Product                                          Price

SLM10                                            $300 per application service
SLM50                                            $300 per application service
SLM100                                           $300 per application service
MLM1000                                          $8,000
MLM2000                                          $12,000
ISM                                              $5,000


Cumulative Purchase Discounts (From List):

For each year's purchases from Jyra within each Percentage Discount of the following brackets:

$0 -$249,999                                     30%
$250,000 - $749,999                              33%
$750,000 - $999,999                              35%
$1,000,000 - $1,349,999                          41%
$1,350,000 and above                             45%

























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Large Opportunity Discounts (From List):

Size of Single-Purchase Opportunity              Percentage Discount

$0 -$249,999                                     0%
$250,000 - $499,999                              2%
$500,000 - $749,999                              4%
$750,000 - $999,999                              6%
$1,000,000 - $1,499,999                          8%
$1,500,000 and above                             10%